Exhibit (c)(2)(A)

Exhibit 99(c)(2)

Project Storage

Strategic Discussion Materials for the Special Committee

January 13, 2004

Strictly Private and Confidential

Table of Contents

I. Executive Summary 2 II. Situation Overview 3 III. Valuation Benchmarks 22 IV. Prospective Buyers 31

Executive Summary

Introduction

Mesirow Financial (“Mesirow”) is pleased to provide an update to the Special Committee of the Board of Directors (the “Committee”) on the business position of Home Products International, Inc. (“Home Products” or the “Company”) and the possible transaction with Jim Tennant and other members of management (the “Possible Transaction”)

To date, Mesirow has begun its preliminary due diligence, and continued ongoing discussions with management and the Committee will be important to our analysis. Our due diligence has included:

An organizational meeting and phone discussions with senior management

A tour of the Chicago manufacturing facility

A review of internal financial information, past sell-side materials (and related contact lists), and Home Products’ Board of Directors information (including review of 2003E financial results and discussion of 2004E financial projections)

Significant industry research and financial analysis

A conversation with Ira Kreft, SVP of Fleet Capital, regarding Fleet’s proposal dated October 3, 2003

A conversation with David Barse, CEO of Third Avenue Management (“Third Avenue”), regarding its position with respect to the Possible Transaction

In today’s presentation, we will:

Review transaction considerations related to the Possible Transaction

Discuss the Company’s historical and current financial positions including prospects, risks and trends in the houseware industry

Discuss our thoughts in the context of varying economic, market and business conditions

Present an industry financial update relating to the Company and its public comparable companies

Discuss, on a preliminary basis, valuation (and related sensitivity/other analyses) relating to the Possible Transaction and present the potential impact it may have on various investors/constituents

Probability and potential level of strategic and financial buyer interest

We will make the Committee aware of some preliminary potential opportunities and risks relating to the Possible Transaction, and assist it in evaluating any and all offers for the Company, including the Possible Transaction. These strategic discussion materials do not constitute a fairness opinion.

Situation Overview

Review of the Possible Transaction

As members of the Committee know, on December 9, 2003, Jim Tennant, the Company’s CEO, proposed a transaction such that a newly formed acquisition entity (“Newco”) would acquire the publicly held shares of the Company’s common stock

Proposed stock price of $1.35 per common share payable in cash

All of the subordinated bondholders, Mr. Tennant and selected members of the Company’s management would be the anticipated beneficial owners of Newco

Regardless of whether or not a transaction is consummated, Mr. Tennant is seeking reimbursement of all costs associated with amending the Company’s indenture

It is our understanding that if the Possible Transaction were to be consummated: (1) the Company’s existing line of credit would be used to fund the purchase of the outstanding common stock and (2) the senior subordinated note holders would receive an increased coupon payment of 37.5 basis points (0.375%) and 25% of the pro forma equity of Newco

The consummation of the Possible Transaction would be conditioned upon several important factors

Receipt of necessary regulatory approvals

Obtaining the consent of bondholders (51% approval needed)

Appropriate amendment to the Company’s indenture

Execution of a definitive agreement (including related terms and conditions)

Fleet Capital has indicated that it could potentially provide a financing commitment following its receipt and approval of the following information

Complete details of the Possible Transaction

Any adjustments to the Senior Subordinated Notes (coupon, etc.) and to the Company’s indenture

The Company’s latest financial projections

The Fleet Capital proposal appears to contemplate certain conditions to funding including credit committee approval, due diligence and final negotiation of terms and conditions

Our discussion with Third Avenue identified several important aspects relating to the Possible Transaction

Reimbursement of Third Avenue’s legal fees related to amending the Company’s indenture (Wachtell, Lipton is representing Third Avenue)

Third Avenue’s ability to approve the transaction due to its ownership of a majority of the bonds

Although Third Avenue can deliver the approval of a transaction, including an amendment to the indenture, it is possible that minority bondholders can attempt to “interfere” with the consummation of a transaction

Relevant financial statistics of the Possible Transaction are presented on the next page

Situation Overview

Possible Transaction Financial Statistics

ENTERPRISE VALUE

$MM, except per share data

Offer Price $ 1.35

Diluted Shares 7.9

Equity Value $ 10.6

Plus: Total Debt (@12/31/03E) $ 134.0 Less: Cash (@12/31/03E) (0.4)

Net Debt $ 133.6 Enterprise Value $ 144.2

VALUATION MULTIPLE ANALYSIS

Notional EV /

$MM, except per share data Data Notional Data

2003E:

Net Sales $ 227.1 0.64x

EBITDA 10.7 13.4x

EBITDA (Adjusted)(1) 14.2 10.1x

EBIT 1.8 81.7x

EBIT (Adjusted)(1) 5.2 27.5x

2004P:

Net Sales $ 223.7 0.64x

EBITDA 14.0 10.3x

EBIT 5.6 25.6x

PREMIUM ANALYSIS BASED ON OFFER PRICE OF $ 1.35

1 Week 30 Days 90 Days 52 Week 52 Week

Close Prior Prior Prior High Low

December 9, 2003 (Offer Rec’d) $ 1.18 $ 1.25 $ 1.30 $ 1.75 $ 4.91 $ 1.18

Premium 14.4% 8.0% 3.8% (22.9%) (72.5%) 14.4%

January 12, 2004 $ 1.25 $ 1.25 $ 1.08 $ 1.46 $ 4.60 $ 1.03

Premium 8.0% 8.0% 25.0% (7.5%) (70.7%) 31.1%

1) 2003 adjusted EBITDA adds back $2.8MM in expenses related to Eagan plant and $0.65MM in one-time Kmart insurance.

Situation Overview

Transaction Considerations

Mesirow believes that the Possible Transaction has a number of potential positive attributes to the non-affiliated shareholders

Provides immediate liquidity to shareholders that might not otherwise have access to stock sales

Largest shareholders (J.P. Morgan, Samstock, and Dimensional Fund Advisors) would theoretically need 232, 121, and 76 days, respectively, to exit their positions(1)

Immediate cost savings such as public company costs and reduced financial staff have been identified by management

The Company’s financial position, sensitivity to commodity material cost increases, and customer concentration and dependency on Kmart leave little cushion for unexpected adverse events

Jim Tennant is one of only two permitted acquirers of the Company without triggering the change of control put for the $125 million of subordinated debt which, if triggered, could add up to $34 million to the purchase price

The Committee will also need to address several key issues when contemplating the proper course for the Company

The Possible Transaction has offered a premium to the shareholders while proposing that bondholders “roll” their debt into Newco

Both bondholders and shareholders must support any transaction to ensure its completion

Recent discussions with Mr. Tennant have identified several potential requirements to the Possible Transaction

Payment of all expenses associated with amending the Company’s indenture

Amendment to the Company’s indenture as it relates to whether or not the Company’s largest bondholder, Third Avenue Management, will actually agree to a Possible Transaction

Status of Fleet Capital financing/need for additional Fleet Capital authorization (credit committee approval, completion of due diligence, final negotiation of terms and conditions)

The Company’s liquidity situation and financial flexibility

Resin price volatility ($.01 movement in resin price equals $1.7MM based on 170MM lbs of resin used)

An increase in resin price would put pressure on the Fleet financing covenants

A further downturn in business could materially affect liquidity situation

Mr. Tennant’s employment contract and related change of control payments may materially affect remarketing efforts

Current business prospects as described by the Company’s senior management team in recent meetings

1) Assumes 7,859 average daily share volume (accounting for Nasdaq’s double counting rules). The calculation also assumes 70% or 5,501 shares is the highest reasonable amount of share volume for daily stock sales.

Situation Overview

Selected Business Risk Factors

Home Product’s business and financial performance has been impacted by a number of factors, many of which stem from the commodity nature of several of its product lines. Key factors identified through our discussions with the Company’s management include:

Susceptibility to resin prices, and related inability to “pass-through” resin price increases to customers

Management has indicated that a $.01 to $.02 resin price increase could take effect in January. The Company would begin to experience an effect from this price change at the end of a 30 day lag period.

Major risk of not realizing upside profitability during decreasing resin prices due to pricing pressures of customers and competition (market share fights)

High degree of exposure to raw materials, which account for more than 50% of the Company’s COGS(1)

Resin in particular represents approximately 30% of the Company’s COGS(1) (versus 8% for Newell Rubbermaid(2))

Customer concentration (approximately 75% with Wal-Mart, Kmart and Target)

Kmart situation continues to be monitored by the Company, however, risk of additional store closings exist for 2004 and beyond

Kmart, representing 33% of the Company’s 2003E sales, announced 13.5% same store decline for November and December, 2003

Increasing foreign competition, especially in the laundry business, has caused margin erosion

Lack of product differentiation

The Company’s products are not destination purchases

Many of its products are commodity in nature with little value-added, lack brand loyalty and hence result in low margins

Unit volume increases have caused capacity constraints

Lack of excess capacity could potentially restrict growth

Capital constrained

Lack of capital affects R&D spending and new product introductions, as well as CapEx spending (new machinery or facilities)

Very difficult to add new customers due to lack of new products and competitors’ entrenched positions

Fleet revolver covenant can be affected by resin price volatility through EBITDA test

Lack of East Coast facility has made it difficult to penetrate new accounts such as Lowe’s and Home Depot

1) Based on the Company’s management report

2) Source: Citigroup research report from 9/14/03

Situation Overview

Review of Historical and Projected Financial Performance

Income Statement [1]

$ millions	1999	2000	2001	2002	2003E	2004P	CAGR 1999-2003	2003 Budget	2003E	2003 Budget versus 2003E B/(W)	2003 Budget versus 2003E % Change
	Year Ended December 31,										
Net Sales	$261.6	$257.6	$230.6	$249.2	$227.1	$223.7	(3.5%)	$248.2	$227.1	($21.1)	(8.5%)
Net Sales Growth	*NA*	*(1.5%)*	*(10.5%)*	*8.1%*	*(8.9%)*	*(1.5%)*		*NA*	*NA*		
Gross Profit	70.1	45.7	54.3	58.5	32.4	35.9	(17.6%)	53.3	32.4	($20.9)	(39.2%)
Gross Margin	*26.8%*	*17.7%*	*23.5%*	*23.5%*	*14.2%*	*16.0%*		*21.5%*	*14.2%*		
EBITDA	$44.3	$25.2	$29.7	$37.7	$10.7	$14.0	(29.8%)	$32.6	$10.7	($22.0)	(67.2%)
EBITDA Margin	*16.9%*	*9.8%*	*12.9%*	*15.1%*	*4.7%*	*6.3%*		*13.1%*	*4.7%*		
EBIT	$30.2	$9.3	$17.7	$27.3	$1.8	$5.6	(50.8%)	$22.1	$1.8	($20.5)	(91.9%)
EBIT Margin	*11.5%*	*3.6%*	*7.7%*	*10.9%*	*0.8%*	*2.5%*		*8.9%*	*0.8%*		

- Over the last five years, peak net sales and EBITDA of $261.6 million and $44.3 million, respectively, occurred in 1999
  - 2004P EBITDA of $14.0 million is less than 35% of the 1999 peak level
  - Return on capital employed estimated to be 4.4% in 2003 versus three year average of approximately 15%
  - 2003 cash flow from operations estimated to be negative $2.7 million
  - $22 million EBITDA miss versus 2003 EBITDA budget due to higher resin costs ($11.9MM), selling price declines ($7MM), higher cost of outsourced product ($1.7MM), and other ($1.4MM)
- It is important to recognize the differences between the business environment now versus 1999 and what it would take to achieve results at the 1999 levels
  - Significant resin price decreases
  - Ability to capture resin price decreases through maintenance/raising of product prices
  - Continue to battle foreign competition in a low resin price environment
  - A healthier Kmart
  - Additional capacity which would provide, among other things, ability to service new customers (Lowe's, Home Depot)
- Financial markets may not be aware of the Company's projected Q4 2003 results, which call for net sales of $62.5 million and EBITDA of $3.1, down $8.2 million (12%) and $5.2 million (62%), respectively, relative to Q4 2002.

1) Income statement excludes disposed business lines

HOMZ THE SIMPLE CHOICE
7
Mesirow Financial INVESTMENT BANKING

Situation Overview

Analysis of 2004 Budget

Key financial objectives as presented by the Company’s management

2004P net sales of $224 million, a decrease of $3.5 million (1.5%) versus 2003E

2004P EBITDA of $14 million, up $3.4 million compared to 2003E, an increase of 32%

2004P loss per share of ($1.14) as compared to 2003E loss per share of ($2.30)

2004P return on capital employed of 4.4%

2004P negative cash flow of $2.7 million

Key assumptions of 2004 budget

Average resin prices of $0.35/pound; flat to 2003

Selling price erosion of 2-3%

Steel costs are flat to 2003

No Kmart store closings

Anti-dumping litigation brings stability to pricing, but does not significantly impact competitive position

Interest rates remain stable

No management bonus

Limited to $5 million of capital expenditures

The “Big 3” revenue change for 2004 versus 2003

Kmart $80.8 million, flat versus 2003

Wal-Mart $72.3 million, up 5% versus 2003

Target $23.4 million, down 27% versus 2003 (reverse-auctions)

All other customers $64 million, up 1% versus 2003

Situation Overview

Analysis of 2004 Budget

2004 Budget

2004 % of % of versus 2003E

$millions Budget Total 2003E Total B/(W) % Change

General Storage $ 103.8 43.2% $ 110.7 45.3% ($ 6.9) (6.2%)

Laundry 75.5 31.4% 78.2 32.0% (2.6) (3.4%)

Closet 37.4 15.6% 31.0 12.7% 6.4 20.7%

Bath 14.0 5.8% 14.8 6.0% (0.8) (5.5%)

Kitchen 9.8 4.1% 9.8 4.0% (0.1) (0.9%)

Total Gross Sales 240.5 100.0% 244.5 100.0% (4.0) (1.6%)

Discounts, Returns & Allowances 16.8 7.0% 17.4 7.1% 0.6 3.2%

Net Sales $ 223.6 $ 227.1 ($ 3.5) (1.5%)

Opportunities

Resin costs

Vendor auctions exceed expectations (freight, etc.)

Continued cost improvement initiatives in all factories

Invigorated marketing

Risks

Resin costs (ChemData forecasts $0.37 for 2004 while Company budget predicts $0.35)

Management has indicated that a $.01 to $.02 increase has been announced in January

Rubbermaid changes tune on entry level items and re-ignites price war

Capacity constraints – units are up, capacity is down

Anti-dumping litigation fails, causing renewed price wars

Wal-Mart redesigns hangers to the point that new molds are required

Kmart and other related business risks

Increased competitive “events” (auctions and competitive line reviews)

Situation Overview

Review of Historical and Projected Financial Performance Summary Balance Sheet

At December 31,

$ millions 1999 2000 2001 2002 2003E 2004P

ASSETS:

Cash $ 4.9 $ 3.2 $ 1.1 $ 4.0 $ 0.4 $ 0.4

Net Working Capital 33.7 22.0 5.1 26.8 26.0 23.8

Net PP&E 67.3 55.9 42.6 37.2 32.5 29.6

Intangible & Other Assets 180.6 129.1 87.7 83.6 78.8 77.1

Total Assets $ 286.4 $ 210.2 $ 136.6 $ 151.5 $ 137.6 $ 130.9

LIABILITIES & EQUITY:

Existing Debt $ 226.9 $ 221.6 $ 130.6 $ 129.8 $ 134.0 $ 136.7

Other Liabilities 2.9 3.0 3.2 4.3 4.3 4.1

Equity 56.6 (14.5) 2.8 17.5 (0.7) (9.8)

Total Liabilities & Equity $ 286.4 $ 210.2 $ 136.6 $ 151.5 $ 137.6 $ 130.9

The Company’s balance sheet has changed in complexion over the last 5 years

Negative equity position [tangible net worth of ($75.1) million(1)] at Dec. 31, 2003

Intangible assets are 40% of total assets and represent a potential impairment risk

Debt pay-down historically achieved through sale of business lines and use of operating cash flow. Near-term debt pay-downs could be hindered by business prospects.

1) Tangible net worth of ($75.1) million equals equity of ($0.7) million less intangible assets of $74.4 million.

Situation Overview

Review of Historical and Projected Financial Performance Credit Analysis

CREDIT STATISTICS

$ millions 1999 2000 2001 2002 2003E 2004P

Total Debt $ 226.9 $ 221.6 $ 130.6 $ 129.8 $ 134.0 $ 136.7

EBITDA (incl. PI) 52.9 35.4 34.7 37.7 10.7 14.0

Interest Expense 20.3 22.4 18.3 13.8 13.7 13.4

Total Debt/EBITDA 4.3x 6.3x 3.8x 3.4x 12.5x 9.7x

EBITDA/Interest Expense 2.6x 1.6x 1.9x 2.7x 0.8x 1.0x

LINE OF CREDIT ANALYSIS

2004 Budget

$ millions Q1 Q2 Q3 Q4

Projected Cash Interest Coverage 0.80x 0.88x 0.98x 1.07x

Minimum Ratio 0.70x 0.80x 0.90x 1.00x

Difference 0.10x 0.08x 0.08x 0.07x

Projected Rolling EBITDA $10.4 $ 11.5 $ 12.8 $ 14.0

Minimum Rolling EBITDA $9.2 $ 10.5 $ 11.8 $ 13.1

Difference $ 1.25 $ 1.02 $ 1.05 $ 0.91

At the end of 2003, total debt/EBITDA was 12.5x and interest coverage was 0.8x

Line of credit analysis demonstrates potential susceptibility to resin price increases

Fleet Capital coverage ratio covenant recently changed from 1.25x to 0.7x-1.0x throughout 2004

A $0.01 price movement equals $1.7 million

Management has indicated that the Company could absorb a $0.01-$0.02 increase in resin price by reducing operating costs

Recently the Company has repurchased $9 million in (face-value) bonds at a cost of $6.5 million – approximately $0.72 on the dollar. Last purchase was on October 31, 2003.

Management has indicated a desire to repurchase additional bonds, although the Company remains somewhat price sensitive

Situation Overview

Review of Historical and Projected Financial Performance Margin Analysis versus Newell Rubbermaid

SG&A % of Net Sales HOMZ NWL

18% 17% 16% 15% 14% 13% 12% 11% 10% 1999 2000 2001 2002 2003E 2004P

EBIT Margin HOMZ NWL

14% 12% 10% 8% 6% 4% 2% 0% 1999 2000 2001 2002 2003E 2004P

EBITDA Margin HOMZ NWL

18% 16% 14% 12% 10% 8% 6% 4% 2% 0% 1999 2000 2001 2002 2003E 2004P

EBIT Margin (vs. Rubbermaid) HOMZ Rubbermaid

12% 10% 8% 6% 4% 2% 0% 2001 2002 2003E 2004P

Source: HPI margins for 2003E and 2004P provided by management. Newell Rubbermaid (corporate) and its Rubbermaid division’s margins for 2003E and 2004P from Robert W. Baird research report dated 12/10/03.

Situation Overview

SG&A Analysis

SG&A as a Percent of LTM Sales

70% 60% 58.6% 50% 40% 35.2% 30% 25.2% 20% 18.2% 17.4% 13.2% 10% 0%

Tupperware Lifetime Hoan Meyers Industries Knape & Vogt Newell Home Products

Source: Public company filings

Situation Overview

Equity Market Overview

Commentary

10 Nominal liquidity

10 No Wall Street research or trading support

10 Lack of institutional ownership

10 2003 return on Home Products stock: (71.1%)

10 Current price (as of 1/12/04): $1.25

LTM Trading Analysis-Volume in Price Range

Absolute no. of shares traded (000s)

35% 31.4% 30% 25% 21.3% 20% 18.6% 15% 10.4% 10% 5.8% 4.7% 4.9%

5% 2.9% 0% $1.00- $1.46- $1.91- $2.36- $2.81- $3.26- $3.71- $4.16-1.45 1.90 2.35 2.80 3.25 3.70 4.15 4.60

Share Price

2003 Price / Volume Chart

Price Volume 2003 High: $4.91 (1/9/03) Avg. Daily Volume: 14,103 $5.0 120,000 $4.0 100,000 80,000 $3.0 60,000 $2.0 40,000 $1.0 20,000 $0.0 0 12/31/02 4/1/03 7/1/03 9/30/03 12/30/03

Last 6 Months Price / Volume Chart

Price Volume Last Six Months High: $2.11 (7/15/03) Avg. Daily Volume: 15,872 $2.5 120,000 $2.0 100,000 80,000 $1.5 60,000 $1.0 40,000 $0.5 20,000 $0.0 0 7/9/03 8/15/03 9/21/03 10/28/03 12/4/03 1/12/04

Average stock price for each period

Note: Accounts for Nasdaq’s double counting rules for share volume.

Situation Overview

Historical Stock Price and Volume Charts

Six-Month

Price Volume (MM)

$3 0.09 0.08 $2 0.07 0.06 0.05 0.04 $1 0.03 $1 0.02 0.01 $0 0.00 7/13/03 8/27/03 10/11/03 11/25/03 1/12/04

Three-Year Price Volume (MM)

$6 0.40 $5 0.35 0.30 $4 0.25 $3 0.20 0.15 $2 0.10 $1 0.05 $0 0.00 1/14/01 8/20/01 3/26/02 10/30/02 6/5/03 1/12/04

One-Year Price Volume (MM)

$6 0.12 $5 0.10 $4 0.08 $3 0.06 $2 0.04 $1 0.02 $0 0.00 1/10/03 4/11/03 7/11/03 10/10/03 1/12/04

10-Year Price Volume (MM)

$18 1.60 $16 1.40 $14 1.20 $12 1.00 $10 0.80 $8 $6 0.60 $4 0.40 $2 0.20 $0 0.00 1/13/94 5/13/97 9/10/00 1/12/04

Situation Overview

Historical Stock Price and Volume Chart October 1, 2003 to January 12, 2004

Price Volume (MM)

$2.00 0.06 $1.90 0.05 $1.80 $1.70 0.04 $1.60 $1.50 0.03 $1.40 0.02 $1.30 $1.20 0.01 $1.10 $1.00 0.00 10/1/03 10/26/03 11/20/03 12/15/03 1/12/04

Situation Overview

One Year and Three Year Stock Price Graphs versus Indexed (1) Publicly Traded Comparable Companies and S&P 500

One Year

%

HOMZ S&P 500 Houseware Index 140

120 22% 12% 100 80 60 40 (75)% 20 0 1/10/03 4/11/03 7/11/03 10/10/03 1/12/04

Three Year %

HOMZ S&P 500 Houseware Index 350

300 250 200 150 (3)% 100 (14)% (20)% 50 0 1/14/01 8/20/01 3/26/02 10/30/02 6/5/03 1/12/04

1) Comparable companies index includes KNAP, LCUT, MYE, NWL and TUP.

Situation Overview

Summary Equity Shareholder Profile Commentary

Gross share count: 7,865,434(1)

Major institutional shareholders represent approximately 30% of share ownership, with other unidentified holdings amounting to approximately 56%

Largest institutional shareholders include:

JP Morgan Partners: 1,274,472 (16.2%)

Samstock/SIT LLC (Zell): 664,000 (8.4%)

Dimensional Fund Advisors: 417,650 (5.3%)

Insider ownership represents approximately 15% of shares outstanding:

James Tennant (CEO): 508,438 (6.5%)

James Winslow (CFO): 95,176 (1.2%)

Other: 565,063 (7.2%)

Dimensional Samstock Fund Advisors

8% 5% Insiders 15% JPMorgan 16% Other 56%

Source: Company Proxy Statement dated 4/21/03 and investor filings.

1) Company’s 10-Q dated 9/27/03

Situation Overview

Summary Bondholder Profile Commentary

$ 116 million worth of bonds outstanding

9 5/8% senior subordinated notes due 2008

Major institutional debt holders represent approximately 69% of bond ownership, with other smaller holdings amounting to approximately 31%

Largest institutional bond holders include:

Third Avenue Management: $64.4 million (51%)

Travelers: $10.8 million (9%)

Bank One: $3.5 million (3%)

Fund Asset Management: $3.1 million (2%)

Harborview Capital: $2.0 million (2%)

Liberty Life: $1.9 million (2%)

Third Avenue Management 51%

Liberty Life Travelers Assuance Insurance Company Company

2% 9% Harborview Banc One Capital Investments Management 3%

2% Others 31% Fund Asset Management 2%

Source: Bloomberg (data from most recent investor filings)

Note: Institutional ownership percentages based upon $125 million worth of bonds outstanding.

Situation Overview

Review of Recent Kmart Performance

Kmart, once the 3rd largest U.S. retailer, emerged from a 17-month bankruptcy in May 2003, creating a reorganized company that is now the 11th largest U.S. retailer ($25 billion in sales), well behind #1 Wal-Mart ($260 billion in sales)

For November and December (first two months of its fiscal 4th Quarter), Kmart reported that it expects:

13.5% decrease in same-store sales

Total sales of $5.1 billion (versus $6.9 billion in 2002) due to same-store decrease and closure of 316 stores in fiscal 1Q03

EBIT of $350 million and net income of $200 million, due to lean inventory and fewer unprofitable promotions

Positive investor reaction to release, with KMRT shares up 26.6% on day of release

Forecasts more than $1.8 billion of cash and cash equivalents at its fiscal year end of January 28, 2004

Other mass retailers reported December comp sales ahead of analyst estimates:

Wal-Mart reported same-store sales growth of 4.3% compared to Wall Street consensus estimates of 3.3%, and same-store sales growth of 2.3% last year

Target (Target stores only) reported same-store sales growth of 5.6% compared to Wall Street consensus estimates of 4.9%, and same-store sales growth of 1.0% last year

The Company’s performance at Kmart appears to be stronger than Kmart’s reported 13.5% decrease in same-store sales

The Company’s estimated sales in 2003 of $82.3 million at Kmart increased 2% versus sales in 2002

This occurred despite an 18% drop in the number of Kmart stores

Situation Overview

Other Issues to Consider

The Company’s outstanding high-yield bonds

Change of control put (make whole at 101% of par) is triggered by any change of control – however Mr. Tennant and J.P. Morgan are excluded as triggers

Assuming a 72% valuation, up to $34 million of payments to the bondholders could be avoided by the Possible Transaction

Tennant/Winslow employment contract

Change of control payments to Mr. Tennant(1) and Mr. Winslow(2) are calculated to be approximately $8.5 million(3) before any “gross up”

The aforementioned factors make the Company less attractive to potential strategic/financial buyers

Significant relief on bonds would be needed

The Company has been marketed extensively in recent years to both strategic and financial parties

1) Mr. Tennant’s buyout is worth three times his average salary and bonus for the previous two years plus the difference between $5 million and the value of his options.

2) Mr. Winslow’s buyout is worth two times his average salary and bonus for the previous two years and an additional $0.1 million for his non-compete agreement.

3) These calculations assume that no bonuses were awarded to management in 2003.

Valuation Benchmarks

Valuation Methodologies

Preliminary Valuation Analysis

Comparable Public Companies

“Public Market” valuation

Value based on public market trading multiples of comparable companies

Does not include control premium

Comparable Transaction Analysis

“Transaction Specific” valuation

Values based on multiples paid for comparable companies

Includes control premium

Comparability of transactions is critical

Can be distorted by deal-specific issues

Leveraged

Buyout Analysis

Value that could be

derived in a

leveraged transaction

Constrained by

acceptable levels of

leverage and returns

on equity

Often considered

“floor valuation” that

a financial buyer

could pay for a

company

Discounted Cash Flow Analysis

Present value of projected free cash flows

“Inherent” value of the business

Incorporates reinvestment requirements

Analysis at Various Prices

Valuation multiples at various prices

Valuation Benchmarks

Comparable Public Company Analysis

Comparable Company Enterprise Value/LTM Revenue Multiples

2.0x Median: 1.18x 1.5x 1.38x 1.23x 1.18x 1.0x 0.92x 0.58x 0.57x 0.5x 0.0x

Lifetime Hoan Newell Rubbermaid Tupperware Myers Knape & Vogt Home Products (LTM 9/30/03)

Comparable Company Enterprise Value/LTM EBITDA Multiples

16.0x 14.4x Median: 8.9x 14.0x 12.4x 12.0x 9.8x 10.0x 8.9x 8.4x 8.0x 8.0x 7.1x 6.0x 4.0x 2.0x 0.0x

Lifetime Hoan Home Products Tupperware Newell Home Products Myers Knape & Vogt (2003E) (LTM 9/30/03)

Note: Median figures exclude Home Products.

Valuation Benchmarks

Comparable Public Company Analysis Detail

Dollars in millions, except per share data

Company	Ticker	Share Price	52-Week Range	Equity Value	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	LTM EPS	CY04 EPS	CY05 EPS	Book Value
Home Products International, Inc. [1]	HOMZ	$1.25	$1.03 - $4.60	$9.8	$133.2	$235.4	$15.9	$5.8	($1.86)	NA	NA	$0.4
Knape & Vogt Manufacturing Co.	KNAP	$12.00	$9.94 - $12.15	$54.2	$75.6	$130.5	$10.7	$4.2	$0.60	NA	NA	$35.0
Lifetime Hoan Corporation [2]	LCUT	15.60	5.00 - 17.05	174.7	200.9	145.8	14.0	10.5	0.52	NA	NA	80.14
Myers Industries	MYE	12.50	8.80 - 13.26	378.7	595.4	643.9	74.3	36.0	0.53	0.79	0.92	278.38
Newell Rubbermaid Inc. [3]	NWL	23.40	21.00 - 31.22	6,421.0	9,446.6	7,670.8	1,058.5	787.6	1.48	1.48	1.65	2,326.30
Tupperware Corporation [4]	TUP	18.23	12.18 - 18.41	1,065.3	1,354.6	1,151.9	138.3	85.4	0.97	1.11	NA	183.70

		Enterprise Value as a Multiple of:			Equity Value as a Multiple of:			
Company	Ticker	LTM Revenue	LTM EBITDA	LTM EBIT	LTM EPS	CY04 EPS	CY05 EPS	Book Value
Home Products International, Inc. [1]	HOMZ	0.57x	8.4x	22.8x	NM	NA	NA	24.1x
Knape & Vogt Manufacturing Co.	KNAP	0.58x	7.1x	18.1x	20.0x	NA	NA	1.6x
Lifetime Hoan Corporation [2]	LCUT	1.38x	14.4x	19.1x	30.1x	NA	NA	2.2x
Myers Industries	MYE	0.92x	8.0x	16.6x	23.6x	15.8x	13.6x	1.4x
Newell Rubbermaid Inc. [3]	NWL	1.23x	8.9x	12.0x	15.8x	15.8x	14.2x	2.8x
Tupperware Corporation [4]	TUP	1.18x	9.8x	15.9x	18.7x	16.4x	NA	5.8x
Mean		**1.06x**	**9.6x**	**16.3x**	**21.7x**	**16.0x**	**13.9x**	**2.7x**
Median		**1.18x**	**8.9x**	**16.6x**	**20.0x**	**15.8x**	**13.9x**	**2.2x**

Note: Analysis based upon latest publicly available information
1) Excludes one-time charges for restructuring and asset impairment
2) Excludes charge of discontinued operations and loss on disposal
3) Excludes charges for change in accounting practices
4) Excludes one-time impairment charge

HOMZ THE SIMPLE CHOICE

24

Mesirow Financial INVESTMENT BANKING

Valuation Benchmarks

Precedent Transactions Analysis

Household Goods Precedent Transactions Enterprise Value/EBITDA Multiples

18.0x 2003 2002 2001 2000 1999 1998 16.0x 16.0x 14.0x 12.7x 12.0x Median: 7.7x 10.7x 10.0x 9.2x 7.8x 8.5x 6.9x 7.5x 7.7x 8.0x 5.9x 6.5x 6.0x 5.1x 5.2x 4.0x 2.0x 0.0x

Flexsteel/ Jarden/ Newell/ Jarden/ Berwind/ Fortune Libbey/ AH Winsloew/ Springs JG Durand/ Newell/ Clorox/ First SC Johnson/ DMI Lehigh American Diamond Hunt Brands/ Consumer Brown Industries Mikasa Rubbermaid Brands Dowbrands Saw Brands Omega Jordan LBO

Valuation Benchmarks

Precedent Transactions Analysis Detail

Dollars in millions, except per share data

Date	Target	Buyer	Description	Enterprise Value	LTM Revenue	LTM EBITDA	LTM EBIT	Enterprise Value / LTM Revenue	Enterprise Value / LTM EBITDA	Enterprise Value / LTM EBIT
Oct-03	DMI Furniture Inc.	Flexsteel Industries, Inc.	Marketer and importer of bedroom, dining room and accent furniture	$43.6	$106.9	$5.7	$4.7	0.41x	7.7x	9.4x
Sep-03	Lehigh Consumer Products Corp.[1]	Jarden Corp.	Manufactures ropes, cords, twines, fencing, security products, and storage and organization products for the home	180.0	130.0	26.0	NA	1.38x	6.9x	NA
Jul-03	Pillowtex Corp [2]	GGST LLC	Manufactures home fashion products including towels, sheets, rugs, blankets, pillows, mattress pads, and bedroom and bath accessories	128.0	554.8	(7.8)	(16.1)	0.23x	NM	NM
Mar-03	Woodcraft Industries, Inc.	Behrman Capital	Manufacturer of domestic kitchen and bath cabinets	145.0	130.0	NA	NA	1.12x	NA	NA
Jan-03	American Saw & Manufacturing Co.	Newell Rubbermaid Inc.	Manufactures power, hand tools and knives	365.0	185.0	62.0	NA	1.97x	5.9x	NA
Nov-02	Diamond Brands Operating Corp.[2][4]	Jarden Corp.	Manufactures and markets consumer products such as plastic cutlery, wooden matches, toothpicks and clothespins	90.0	100.0	17.5	NA	0.90x	5.1x	NA
Nov-02	Hunt Corporation [5]	The Berwind Company	Manufacturer and distributor of consumer products such as office supplies and art/framing supplies	116.6	159.5	14.9	9.9	0.73x	7.8x	11.7x
May-02	CBK, Ltd., LLC	Blyth Inc.	Designs and markets everyday giftware and home décor	54.3	80.0	NA	9.1	0.68x	NA	6.0x
Apr-02	Omega Group	Fortune Brands, Inc.	Manufacturer of wood kitchen and other room cabinets as well as furniture and moldings	536.1	340.8	62.8	54.6	1.57x	8.5x	9.8x
Sep-01	Anchor Hocking Corp.[6]	Libbey Inc.	Manufactures and markets glass products designed for home and kitchen uses	277.5	186.0	37.0	NA	1.49x	7.5x	NA
May-01	Brown Jordan International Inc.	Winslow Furniture	Manufactures outdoor patio furniture	125.0	149.7	11.7	10.3	0.84x	10.7x	12.1x
Apr-01	Springs Industries, Inc. [7]	Heartland Industrial Partners, LP	Manufacturing, marketing, sale and distribution of home furnishings	1240.3	2226.0	240.3	127.3	0.56x	5.2x	9.7x
Nov-00	Mikasa Inc	JG Durand Industries	Designs, develops, and markets quality tabletop products and decorative accessories for the home	376.2	417.6	58.0	45.3	0.90x	6.5x	8.3x
Oct-99	McKechnie Ltd. [8]	Newell Rubbermaid Inc.	Purchased the consumer interest divisions of McKechnie PLC	134.4	93.0	NA	18.1	1.44x	NA	7.4x
Mar-99	Rubbermaid Inc.	Newell Co.	Manufactures name brand consumer products	5,983.7	2,511.1	374.4	250.9	2.38x	16.0x	23.8x
Oct-98	First Brands Corporation	The Clorox Company	Development, manufacturing and sale of branded and private label consumer products	2,374.8	1,225.7	187.2	141.2	1.94x	12.7x	16.8x
Jan-98	Dow Chemical Dowbrands[9]	SC Johnson & Sons Inc.	Home Food Management and Home Care Products divisions of Dow Chemical	1,200.0	800.0	130.0	NA	1.50x	9.2x	NA

	Revenue	EBITDA	EBIT
Mean	1.18x	8.4x	11.5x
Median	1.12x	7.7x	9.8x

Note: Based on most recent available information for twelve months preceding each transaction date

1) EV includes $25MM earnout, EBITDA estimate per 8/18/03 CIBC report

2) Deal done out of bankruptcy

3) Per Newell 8-K

4) Per 11/20/02 CIBC report

5) Excludes on-time charge for loss on disposal of assets

6) Unit sold: Consumer and Specialty Glass Business

7) Heartland bought the remaining 59% not owned by the Close family

8) Unit sold: Consumer products division

9) Per 8/12/03 Merrill Lynch research report

HOMZ THE SIMPLE CHOICE

26

Mesirow Financial INVESTMENT BANKING

Valuation Benchmarks

LBO and DCF Operating Assumptions and Preliminary Conclusions

Operating Assumptions:

Hypothetical transaction date of December 31, 2003

Management budget used for 2004

For 2005 through 2008, Mesirow has assumed:

Annual net sales growth of 3%

Gross margin constant with 2004 estimates of 16%

Selling, general & administrative expense growth of 2% annually

Depreciation & amortization flat with 2004 estimates of $8.9 million

Capital expenditures held constant at $5.0 million per year

Working capital held constant at 10% of net sales

LBO model assumes debt of 4.5x EBITDA, resulting in an “over-equitized” transaction

Assumes purchase price of $1.50 per share, and the Company’s bonds purchased at 60% of face (40% discount)

Uses of funds excludes management golden parachute payments

Preliminary Conclusions:

An LBO of the Company is not possible without a sizable discount on the purchase of the 9 5/8% senior subordinated notes (50-60%), as it would result in unacceptable equity returns

The Company’s valuation is driven by debt, as the stock price is too low to materially affect value

Due to the Company’s 2003E EBITDA of $10.7 million, it would be quite difficult for a non-strategic financial buyer to consummate a transaction without paying a very high multiple for the business

Valuation Benchmarks Leveraged Buyout Analysis Dollars in millions, except per share data

SOURCES & USES Amount % Rate

Sources:

Existing Cash $ 0.0 0.0% 0.0% Senior Debt 21.5 21.3% 7.0%

Subordinated Notes 26.9 26.6% 10.0% New Equity 52.5 52.1% 0.0%

Total Sources $ 100.9 100.0% Uses:

Purchase of Common Equity $ 11.8 11.7%

Repayment of Revolver 13.4 13.3%

Repayment of Capital Lease 4.5 4.5%

Purchase of Sub Notes 69.6 69.0%

Mgmt. Change of Control Agreement 0.0 0.0%

Transaction Expenses 1.0 1.0% Financing Fees 0.5 0.5%

Total Uses $ 100.9 100.0% LBO ASSUMPTIONS

Sub Notes Purchase 60.0% of Face Value Transaction Expenses 1.0% of Enterprise Value Financing Fees 1.0% of New Debt

Financing Fees Amortization 5.0 years

Maximum Senior Debt / 2003 EBITDA 2.0x

2003 EBITDA $ 10.7

Total Senior Debt $ 21.5

Interest Rate 7.0%

Maximum Sub Debt / 2003 EBITDA 2.5x

2003 EBITDA $ 10.7

Total Sub Notes $ 26.9

Interest Rate 10.0%

FINANCIAL SUMMARY

2003 PF 2004 2005 2006 2007 2008

Net Sales $ 227.1 $ 223.7 $ 230.4 $ 237.3 $ 244.4 $ 251.7

% Growth -8.9% -1.5% 3.0% 3.0% 3.0% 3.0%

EBITDA $ 10.7 $ 14.0 $ 14.5 $ 15.0 $ 15.5 $ 16.1

% Margin 4.7% 6.3% 6.3% 6.3% 6.4% 6.4%

Net Income ($1.4) $ 1.0 $ 1.5 $ 2.0 $2.5 $ 3.1

% Margin -0.6% 0.4% 0.6% 0.8% 1.0% 1.2%

TRANSACTION VALUE Current At Deal

Share Price $ 1.25 $ 1.50 Premium 20.0% Diluted Shares 7.9 7.9 Total Equity Value $ 9.8 $ 11.8 Net Debt 133.6 87.2

Enterprise Value $ 143.5 $ 99.0

Enterprise Value / 2003 EBITDA 13.3x 9.2x

Enterprise Value / 2004 EBITDA 10.2x 7.1x

Goodwill: Purchase of Common Equity $ 11.8

Transaction Expenses 1.0 Less: Sub Notes Discount to Face (46.4)

Less: Tangible Book Equity 75.1 New Goodwill $ 41.4

EQUITY RETURNS ANALYSIS (9.0x EBITDA EXIT MULTIPLE)

Sub Notes        % Assumed Share Offer Price

of Face Value $ 1.35 $ 1.50 $ 1.75 $ 2.00 $ 2.25 $ 2.50

20% 94% 85% 75% 67% 60% 55% 30% 50% 48% 45% 42% 40% 37% 40% 35% 33% 32% 30% 29% 27% 50% 25% 25% 24% 22% 21% 20% 60% 19% 19% 18% 17% 16% 15% 70% 14% 14% 13% 13% 12% 11% 80% 11% 10% 10% 9% 9% 8% 90% 7% 7% 7% 6% 6% 5% 100% 5% 4% 4% 4% 3% 3%

CREDIT STATISTICS

2003 PF 2004 2005 2006 2007 2008

Sr. Debt/EBITDA 2.0x 1.1x 0.7x 0.4x 0.0x 0.0x Sub Notes/EBITDA 2.5x 1.9x 1.9x 1.8x 1.7x 1.4x Total Debt/EBITDA 4.5x 3.0x 2.6x 2.2x 1.8x 1.4x EBITDA/Interest 2.7x 3.5x 4.1x 4.6x 5.3x 6.5x Cumm. Paydown 0.0% 13.7% 22.4% 32.1% 42.9% 54.8%

Valuation Benchmarks Discounted Cash Flow Analysis $millions 2001 2002 2003 2004 2005 2006 2007 2008

EBIT $ 17.7 $ 27.3 $ 1.8 $5.6 $ 6.1 $ 6.6 $ 7.1 $7.7

Taxes(1) (7.1) (10.9) (0.7) 0.0 0.0 0.0 0.0 0.0

Depreciation 12.0 10.4 9.0 8.4 8.4 8.4 8.4 8.4

Capital Expenditures 0.0 0.0 (6.7) (5.0) (5.0) (5.0) (5.0) (5.0)

Investment in Working Capital 16.9 (21.6) 0.8 2.2 (0.7) (0.7) (0.8) (0.8)

Free Cash Flow $ 39.5 $5.2 $ 4.1 $11.2 $ 8.8 $ 9.3 $ 9.8 $10.3

A + B = C

PV of PV of Terminal Value as

2004-2008 Multiple of 2008 EBITDA Enterprise Value

Discount Rate Cash Flows 7.0x 8.0x 9.0x 7.0x 8.0x 9.0x

12.0% $35.7 $63.8 $73.0 $82.1 $99.5 $ 108.6 $ 117.7

14.0% 34.0 58.4 66.8 75.1 92.4 100.8 109.1

16.0% 32.4 53.6 61.2 68.9 86.0 93.6 101.3

18.0% 31.0 49.2 56.2 63.2 80.2 87.2 94.2

20.0% 29.7 45.2 51.7 58.1 74.9 81.3 87.8

- D = E

Net Debt @ Equity Value Equity Value/Share (2)

Discount Rate 12/31/03 7.0x 8.0x 9.0x 7.0x 8.0x 9.0x

12.0% $133.6 ($34.1) ($25.0) ($15.9) ($4.34) ($3.18) ($2.02)

14.0% 133.6 (41.2) (32.9) (24.5) (5.24) (4.18) (3.12)

16.0% 133.6 (47.6) (40.0) (32.3) (6.06) (5.08) (4.11)

18.0% 133.6 (53.5) (46.4) (39.4) (6.80) (5.90) (5.01)

20.0% 133.6 (58.8) (52.3) (45.8) (7.47) (6.65) (5.83)

1) Assumes no cash taxes paid due to NOL carryforwards.

2) Assumes 7,865,000 diluted shares outstanding.

Valuation Benchmarks Analysis at Various Prices

Share Price $ 1.00 $ 1.25 $ 1.35 $ 1.50 $ 1.75 $ 2.00 $ 2.25 $ 2.50

Equity Value (1) $ 7.9 $ 9.8 $ 10.6 $ 11.8 $ 13.8 $ 15.7 $ 17.7 $ 19.7

Net Debt (2) 133.6 133.6 133.6 133.6 133.6 133.6 133.6 133.6

Enterprise Value $ 141.5 $ 143.5 $ 144.2 $ 145.4 $ 147.4 $ 149.4 $ 151.3 $ 153.3

Enterprise Value/

2003E Revenue 0.62x 0.63x 0.64x 0.64x 0.65x 0.66x 0.67x 0.67x

2004P Revenue 0.63x 0.64x 0.64x 0.65x 0.66x 0.67x 0.68x 0.69x

2003E EBITDA 13.2x 13.3x 13.4x 13.5x 13.7x 13.9x 14.1x 14.3x

2003E Adjusted EBITDA (3) 9.9x 10.1x 10.1x 10.2x 10.4x 10.5x 10.6x 10.8x

2004P EBITDA 10.1x 10.2x 10.3x 10.4x 10.5x 10.7x 10.8x 10.9x

2003E EBIT 80.2x 81.3x 81.7x 82.4x 83.5x 84.6x 85.7x 86.8x

2003E Adjusted EBIT (3) 27.0x 27.4x 27.5x 27.7x 28.1x 28.5x 28.9x 29.2x

2004P EBIT 25.1x 25.4x 25.6x 25.8x 26.1x 26.5x 26.8x 27.2x

EV/2003E EBITDA Sub Notes @        % of Face:

40% 6.7x 6.9x 6.9x 7.1x 7.2x 7.4x 7.6x 7.8x 50% 7.8x 7.9x 8.0x 8.1x 8.3x 8.5x 8.7x 8.9x 60% 8.8x 9.0x 9.1x 9.2x 9.4x 9.6x 9.8x

9.9x 70% 9.9x 10.1x 10.2x 10.3x 10.5x 10.7x 10.8x 11.0x 80% 11.0x 11.2x 11.3x 11.4x 11.6x 11.7x 11.9x 12.1x 90% 12.1x 12.3x 12.3x 12.5x 12.6x 12.8x 13.0x 13.2x

1) Diluted Shares Outstanding equals 7.865 million.

2) Based on 12/31/03 Company estimates. Net debt of $133.6 equals total debt of $134.0 less cash of $0.4.

3) 2003 adjusted EBITDA and EBIT adds back $2.8MM in expenses related to Eagan plant and $0.65MM in one-time Kmart insurance.

Prospective Buyers

Issues Regarding Potential Third Party Strategic Interest

The following opportunities/challenges analysis presents a preliminary list of issues that may be recognized by potential buyers

Opportunities Challenges

$ 225 million in sales represents scale Bond change of control put

Branded leader in several houseware categories Business environment/commodity nature of business

Strong footprint in houseware section of major retailers Resin susceptibility/outlook on resin prices

US dollar at a 5 year low versus Euro makes acquisition more Management change of control payments strategic to a European buyer Capacity and capital constraints

Customer concentration and exposure to potential Kmart downside

Although we believe significant third party interest is unlikely given these impediments, it is still possible for strategic reasons

Especially at the “low level” stock prices

When First Union marketed the Company, financial results were at peak levels – sales and EBITDA were at 1999 highs

When Sawaya/Segalis marketed the Company, financial results were still quite significant – sales and EBITDA were $230 million and $30 million, respectively

Certain enhancements may need to be identified that would allow for a strategic party to purchase the Company

Bonds bought at a discount to par value Restructuring of golden parachute

Prospective Buyers

We believe these prospective buyers may have a strategic rationale and sufficient financial capacity to pursue an acquisition of Home Products

Strategic Companies

“A” List

Emerson Electric / Closet Maid Pg. 33 Jarden Corporation Pg. 34 Jordan Industries Pg. 35 Newell Rubbermaid Pg. 36 Salton, Inc. Pg. 37 S.C. Johnson & Sons, Inc. Pg. 38 Sterilite Corporation Pg. 39

“B” List Berry Plastics (Goldman Sachs) Pg. 40 The Clorox Company Pg. 41 De’ Longhi S.p.A (Italy) Pg. 42 Fiskars OY AB (Finland) Pg. 43 Fortune Brands Pg. 44 Groupe SEB SA (France) Pg. 45 HoMedics, Inc. Pg. 46 Katy Industries Inc.(Kohlberg & Co.) Pg. 47 Knape & Vogt Manufacturing Co. Pg. 48 Lifetime Hoan Corporation Pg. 49 Masco Corporation Pg. 50

Prospective Buyers – “A” List

Emerson Electric Co. Description

Emerson Electric Co. engages principally in the worldwide design, manufacture, and sale of a range of electrical, electromechanical, and electronic products, systems, and services.

The company has a division called Emerson Storage Solutions which designs and manufactures storage equipment for use in the commercial, food service, healthcare and consumer products industries.

The key product lines for the consumer side of the Storage unit are Closet Maid and Stack-A-Shelf.

One-Year Price History Price Volume (MM)

$70 8.0 $65 7.0 6.0 $60 5.0 $55 4.0 3.0 $50 2.0 $45 1.0 $40 0.0 1/12/03 3/26/03 6/7/03 8/19/03 10/31/03 1/12/04

Recent Strategic Events/Acquisition Rationale

Emerson has displayed a highly acquisitive business model. Increased injection molding manufacturing capacity. Broaden product lines. Increase exposure to mass merchant retailers. Summary Financial Information

Recent Price $ 64.52 Equity Value 27,188.7 Enterprise Value 30,616.7 LTM Sales 13,958.0 LTM EBITDA 2,497.0 EBITDA Margin 17.9% EV/Sales 2.2x EV/EBITDA 12.3x LTM P/E 26.5x Net Debt/LTM EBITDA 1.4x

Prospective Buyers – "A" List

Jarden Corporation

Description

- Jarden Corporation is a provider of niche, branded consumer products used in the home, including home canning and home vacuum packaging.
- The company operates through four business segments; the branded consumables segment, the home vacuum packaging segment, the plastic consumables segment, and the segment that produces primarily zinc strip.
- The company's brand names include Ball, Kerr and Bernardin.

Recent Strategic Events/Acquisition Rationale

- Jarden intends to continue to grow through acquisitions, with a focus on brands or businesses with product offerings that provide expansion into related categories and that can be marketed through existing distribution channels.
- Jarden recently acquired Lehigh Consumer Products, a producer of wire, cord and ropes sold through the mass market channel.
- In February 2003, the company acquired Diamond Brands, a marketer of niche consumer products for use in the home, including kitchen matches, toothpicks, plastic cutlery, straws, clothespins and wooden crafts.

One-Year Price History



Price
Volume (MM)
$35
$30
$25
$20
$15
$10
1.8
1.6
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0.0
1/12/03
3/26/03
6/7/03
8/19/03
10/31/03
1/12/04

Summary Financial Information

($ in millions, LTM)	
Recent Price	$32.50
Equity Value	871.0
Enterprise Value	1,135.4
LTM Sales	502.0
LTM EBITDA	91.5
EBITDA Margin	18.2%
EV/Sales	2.3x
EV/EBITDA	12.4x
LTM P/E	15.8x
Net Debt/LTM EBITDA	2.9x

HOMZ THE SIMPLE CHOICE

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Mesirow Financial INVESTMENT BANKING

Prospective Buyers – “A” List

Jordan Industries Description

Jordan Industries, Inc. operates in five segments: Specialty Printing and Labeling, Consumer and Industrial Products, Jordan Specialty Plastics, Jordan Auto Aftermarket, and Kinetek.

The Jordan Specialty Plastics segment designs, manufactures, and sells ‘take-one’ point of purchase brochure, folder, and application display holders; modular storage systems; plastic injection-molded hardware and office supply products.

The Jordan Specialty Plastics division has companies in seven location in the United States, Canada and China.

Products Recent Strategic Events/Acquisition Rationale

Jordan Specialty Plastics was started in 1990 and has grown through acquisition to do $130MM in revenue last year.

The company does much of their injection molding production in China. Opportunity would exist to move some/all of Home Products’ manufacturing abroad. Labor costs could be substantially reduced.

Would increase Jordan’s ability to cater to the mass channel.

Substantial financial capacity to consummate transaction.

Summary Financial Information

($ in millions, LTM) Recent Price NA Equity Value NA Enterprise Value NA LTM Sales $ 717.5 LTM EBITDA 68.6 EBITDA Margin 9.6% EV/Sales NA EV/EBITDA NA LTM P/E NA Net Debt/LTM EBITDA 10.8x

Prospective Buyers – "A" List

Newell Rubbermaid, Inc.

Description

- Newell Rubbermaid, Inc. manufactures and markets name-brand consumer products that are distributed through discount stores and warehouse clubs, hardware stores, and office superstores.
- Newell's divisions include Rubbermaid, Irwin, Sharpie and Calphalon.
- The company's products are distributed under the following brand names: Graco, Burnes of Boston, Panex, Little Tikes, Parker, Goody, Lenox, Kirsch, Mirro and Panex.

Recent Strategic Events/Acquisition Rationale

- Newell's growth strategy is highly focused on strategic acquisitions.
- The company completed eleven acquisitions in the last five years.
- The integration of consumer durable products would complement Newell's current products.
- Management has indicated its desire to reduce the company's exposure to resin and focus on more value-added and higher margin products.
- Received offering memorandum, but did not place a bid during the Sawaya sale process.

One-Year Price History


Price
Volume (MM)
$32
$30
$28
$26
$24
$22
$20
25.0
20.0
15.0
10.0
5.0
0.0
1/12/03
3/26/03
6/7/03
8/19/03
10/31/03
1/12/04

Summary Financial Information

($ in millions, LTM)	
Recent Price	$23.40
Equity Value	6,421.0
Enterprise Value	9,446.6
LTM Sales	7,670.8
LTM EBITDA	1,058.5
EBITDA Margin	13.8%
EV/Sales	1.2x
EV/EBITDA	8.9x
LTM P/E	23.5x
Net Debt/LTM EBITDA	2.9x

HOMZ THE SIMPLE CHOICE

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Mesirow Financial INVESTMENT BANKING

Prospective Buyers – "A" List

Salton, Inc.

Description

- Salton, Inc. designs and markets a broad range of kitchen and home appliances, personal and beauty care products, and decorative quartz wall and alarm clocks.
- The company has significant market share in a variety of kitchen appliance markets, including grills, toasters, juice extractors, bread makers, griddles, waffle makers, buffet ranges and hotplates.
- The company's products are distributed under the Salton, Breadman, Foreman, Juiceman, Toastmaster, Salton Time, White-Westinghouse, and Farberware brand names.

Recent Strategic Events/Acquisition Rationale

- Salton has shown the desire to grow its business through various acquisitions completed in recent years.
- Salton sources most of its products from suppliers in Asia as well as other regions which could allow them to produce Home Products' offerings at better margins.
- Further grow Salton's product line offerings to the mass channel.

One-Year Price History



Price
Volume (MM)
$15
$14
$13
$12
$11
$10
$9
$8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.0
1/12/03
3/26/03
6/7/03
8/19/03
10/31/03
1/12/04

Summary Financial Information

($ in millions, LTM)	
Recent Price	$13.50
Equity Value	151.2
Enterprise Value	517.4
LTM Sales	933.4
LTM EBITDA	63.9
EBITDA Margin	6.8%
EV/Sales	0.6x
EV/EBITDA	8.1x
LTM P/E	40.8x
Net Debt/LTM EBITDA	5.7x

HOMZ THE SIMPLE CHOICE

37

Mesirow Financial INVESTMENT BANKING

Prospective Buyers – “A” List

S.C. Johnson & Sons, Inc. Description

SC Johnson & Son, Inc. manufactures household cleaning products and products for home storage, personal care and insect control.

The company has operations in over 65 countries and sells its products in over 100 countries.

The company’s products are distributed under the brand names of Windex, Pledge, Off!, Glade, Draino, Saran, Shout, Ziploc, Edge and Raid.

Product Pictures Recent Strategic Events/Acquisition Rationale

In the past, S.C. Johnson has grown their business through acquisitions.

Further grow S.C. Johnson’s product line offerings to the mass channel.

Expand the breadth of its current product offerings.

Summary Financial Information

($ in millions, LTM) Recent Price NA Equity Value NA Enterprise Value NA LTM Sales $ 1,134.4 LTM EBITDA NA EBITDA Margin NA EV/Sales NA EV/EBITDA NA LTM P/E NA Net Debt/LTM EBITDA NA

Prospective Buyers – "A" List

Sterilite Corporation

Description

- Sterilite Corporation is an independent manufacturer of plastic housewares.
- The company's products include food containers, dish drainers, laundry baskets, wastebaskets, storage boxes, drawer carts and other houseware related products.
- Sterilite manufactures all of the products in the United States and is sold through all of the major domestic mass merchant retailers.

Recent Strategic Events/Acquisition Rationale

- An acquisition of Home Products would increase Sterilite's market share at key mass merchant retailers.
- By acquiring Home Products, Sterilite would be able to expand their production capacity and maintain its all American manufacturing pledge.

Product Pictures



Summary Financial Information

($ in millions, LTM)	
Recent Price	NA
Equity Value	NA
Enterprise Value	NA
LTM Sales	$749.5
LTM EBITDA	NA
EBITDA Margin	NA
EV/Sales	NA
EV/EBITDA	NA
LTM P/E	NA
Net Debt/LTM EBITDA	NA

HOMZ THE SIMPLE CHOICE

39

Mesirow Financial INVESTMENT BANKING

Prospective Buyers – “B” List Berry Plastics (Goldman Sachs)

Description

Berry Plastics Corporation, a wholly owned subsidiary of BPC Holding Corporation, engages in the manufacture and supply of a mix of injection-molded plastics packaging products.

The company operates in three segments: containers, closures, and consumer products.

The consumer products segment focuses on drink cups and housewares. Berry produces injection-molded plastic cups that range in size from 12 to 64 ounces.

Product Pictures Recent Strategic Events/Acquisition Rationale

Berry has been highly acquisitive as evidenced by the acquisition of two plastic companies in the last 12 months.

Would increase Berry’s presence with mass merchant retailers.

Further diversify its growing plastics business.

Received offering memorandum, but did not place a bid during the Sawaya sale process.

Summary Financial Information

($            in millions, LTM) Recent Price NA Equity Value NA Enterprise Value NA LTM Sales $ 527.4 LTM EBITDA 109.2 EBITDA Margin 20.7% EV/Sales NA

EV/EBITDA NA LTM P/E NA Net Debt/LTM EBITDA 5.3x

Prospective Buyers – “B” List The Clorox Company

Description

The Clorox Company engages in the production and marketing of nondurable consumer products sold primarily through grocery stores, mass merchandisers and other retail outlets.

The company has significant market share in a variety of household product items, such as bleach, charcoal, food storage items and cleaning products.

The company’s products are distributed under brand names like Clorox, Formula 409, Glad, Pinesol, Liquid-Plumber and K C Masterpiece.

One-Year Price History

Price Volume (MM) 7.0 $49 6.0 $47 5.0 $45 $43 4.0 $41 3.0 $39 2.0 $37 1.0 $35 0.0 1/12/03 3/26/03 6/7/03 8/19/03 10/31/03 1/12/04

Recent Strategic Events/Acquisition Rationale

Historically, Clorox has acquired companies in an effort to expand its product lines and increase its offering to the mass channel.

Would add a different line of manufacturing facilities to their existing locations and increase capabilities.

Houseware goods would be a new vertical for Clorox.

Summary Financial Information

($ in millions, LTM) Recent Price $ 46.83 Equity Value 9,881.1 Enterprise Value 10,842.1 LTM Sales 4,145.0 LTM EBITDA 999.0 EBITDA Margin 24.1% EV/Sales 2.6x EV/EBITDA 10.9x LTM P/E 21.7x Net Debt/LTM EBITDA 1.0x

Prospective Buyers – “B” List

De’ Longhi S.p.A. (Italy) Description

Headquartered in Italy, De’ Longhi operates divisions in four business sectors including heating, air-conditioning and houseware products.

In the area of houseware products            , the company sells a wide range of small appliances such as toasters, espresso makers, microwaves and food processors.

De’ Longhi has a presence in Europe, Asia, North, Central and South America.

One-Year Price History

Price Volume (MM) $5.5 3.5 3.0 $5.0 2.5 $4.5 2.0 $4.0 1.5 1.0 $3.5 0.5 $3.0 0.0 1/12/03 3/26/03 6/7/03 8/19/03 10/31/03 1/12/04

Recent Strategic Events/Acquisition Rationale

The acquisition of Home Products would allow De’ Longhi to gain further access to North American distribution channels.

Would allow De’ Longhi to diversify their product offerings to their customers.

The strength of the Euro versus the US dollar could make the timing of the deal attractive to the company.

Passed after receiving initial teaser during the Sawaya sale process.

Summary Financial Information

($            in millions, LTM) Recent Price $ 4.05 Equity Value 624.7 Enterprise Value 1,001.7 LTM Sales 1,601.5 LTM EBITDA 229.2 EBITDA Margin 14.3% EV/Sales 0.6x EV/EBITDA 4.4x LTM P/E - Net Debt/LTM EBITDA 1.7x

Prospective Buyers – "B" List

Fiskars OY AB (Finland)

Description

- Fiskars OY AB is the parent company of a group that manufactures consumer products through the following sectors: home, office and craft; garden products; and leisure products.
- The company's products are distributed under the following brand names: Fiskars, Wallace, Gerber, Planterra, Wilkinson Sword, Garden Devils, Moisture Master, Sankey, Solartex, American Designer Pottery, Syroco, Enviroshade, Werga, Raadvad, Montana, Royal Floor Mats, Kitchen Devils, Kaimano, Creative Works, and Softgrip.
- Fiskars is headquartered in Helsinki, Finland.

Recent Strategic Events/Acquisition Rationale

- An acquisition of Home Products would broaden the company's reach within United States based mass merchant retailers.
- Would increase its product offering beyond scissors, knives and lawn and garden tools.
- Passed after receiving initial teaser during the Sawaya sale process.

One-Year Price History


Price
Volume (MM)
$14
$13
$12
$11
$10
$9
$8
$7
0.35
0.30
0.25
0.20
0.15
0.10
0.05
0.00
1/12/03
3/26/03
6/7/03
8/19/03
10/31/03
1/12/04

Summary Financial Information

($ in millions, LTM)	
Recent Price	$12.91
Equity Value	730.3
Enterprise Value	-
LTM Sales	803.3
LTM EBITDA	-
EBITDA Margin	-
EV/Sales	-
EV/EBITDA	-
LTM P/E	-
Net Debt/LTM EBITDA	-

HOMZ THE SIMPLE CHOICE

43

Mesirow Financial INVESTMENT BANKING

Prospective Buyers – “B” List

Fortune Brands Inc.

Description

Fortune Brands Inc. is a holding company with subsidiaries engaged in the manufacture and distribution of home products, spirits and wine, golf and office products.

MasterBrand Industries, Inc. is the holding company for the home products subsidiaries.

The key subsidiaries in the home products business line are Moen Incorporated, MasterBrand Cabinets, Inc., Master Lock Company and Waterloo Industries, Inc.

One-Year Price History Price Volume (MM) $75 2.0 $70 $65 1.5 $60 $55 1.0 $50 $45 0.5 $40 $35 0.0 1/12/03 3/26/03 6/7/03 8/19/03 10/31/03 1/12/04

Recent Strategic Events/Acquisition Rationale

Fortune has displayed an acquisitive business model by purchasing the Omega Group, in 2002 and Therma-Tru Corp., in 2003.

Similar distribution channels.

Extension of product offerings to mass merchant retailers.

Passed after receiving initial teaser during the Sawaya sale process.

Summary Financial Information

($            in millions, LTM) Recent Price $ 66.94 Equity Value 9,719.7 Enterprise Value 10,806.9 LTM Sales 5,683.3 LTM EBITDA 1,113.4 EBITDA Margin 19.6% EV/Sales 1.9x EV/EBITDA 9.7x LTM P/E 19.1x Net Debt/LTM EBITDA 1.0x

Prospective Buyers – "B" List

Groupe SEB SA (France)

Description

- Headquartered in Ecully Sedex, France, Groupe SEB is a manufacturer and distributor of electrical appliances and other household goods.
- Through their household goods division the company sells products such as cooking utensils, frying pans, saucepans, casseroles, nostick baking moulds, pressure cookers and non-stick cookware. While their personal care line includes products such as bathroom scales, depilators, hair dryers, massage appliances, and dental care equipment.

Recent Strategic Events/Acquisition Rationale

- Would strengthen the company's access to the North American marketplace, including mass merchant retailers.
- Groupe SEB is looking to grow through strategic acquisitions.
- Strength of Euro makes a United States based acquisition timely and strategic from a financial perspective.
- Passed after receiving initial teaser during the Sawaya sale process.

One-Year Price History



Price
Volume (MM)
$140
$130
$120
$110
$100
$90
$80
$70
0.400
0.300
0.200
0.100
0.000
1/12/03
3/26/03
6/7/03
8/19/03
10/31/03
1/12/04

Summary Financial Information

($ in millions, LTM)	
Recent Price	$125.96
Equity Value	1,968.4
Enterprise Value	2,414.0
LTM Sales	3,176.5
LTM EBITDA	335.0
EBITDA Margin	10.5%
EV/Sales	0.8x
EV/EBITDA	7.2x
LTM P/E	-
Net Debt/LTM EBITDA	1.3x

HOMZ THE SIMPLE CHOICE
45
Mesirow Financial INVESTMENT BANKING

Prospective Buyers – "B" List

HoMedics, Inc.

Description

- HoMedics, Inc. is a privately owned company that manufactures a complete line of home personal healthcare, wellness and relaxation products that are distributed in The United States.
- The company's products are marketed under the HoMedics, Thera P, Therapist Select and Body Basics brand names.
- The company distributes products through most major department, discount, drug and specialty stores.

Recent Strategic Events/Acquisition Rationale

- HoMedics seeking to grow through strategic acquisitions as evidenced by its recent purchase of Taylor Precision Products, a $75 million in sales seller of thermometers, scales and other measurement related products.
- Similar distribution channels.
- Would broaden product offering.
- Passed after receiving initial teaser during the Sawaya sale process.

Product Pictures



Summary Financial Information

($ in millions, LTM)	
Recent Price	NA
Equity Value	NA
Enterprise Value	NA
LTM Sales	$340.8
LTM EBITDA	NA
EBITDA Margin	NA
EV/Sales	NA
EV/EBITDA	NA
LTM P/E	NA
Net Debt/LTM EBITDA	NA

HOMZ THE SIMPLE CHOICE

46

Mesirow Financial INVESTMENT BANKING

Prospective Buyers – “B” List

Katy Industries Inc. (Kohlberg & Co.)

Description

Katy Industries operates as a manufacturer and distributor of commercial and consumer products.

The company’s distribution channels include janitorial cleaning products, mass merchant retailers, and paint distribution channels.

Katy’s Contico Manufacturing unit, manufacturer and distributes consumer storage, home and automotive products.

Contico’s plastic storage items include: bulk storage, buckets and pails, small storage, laundry organizers and drawer carts.

Kohlberg & Co. purchased approximately $70 million of preferred stock in the company in 2001.

One-Year Price History Price Volume (MM) $8 0.18 0.16 0.14 $6 0.12 0.10 0.08 $4 0.06 0.04 0.02 $2 0.00 1/12/03 3/26/03 6/7/03 8/19/03 10/31/03 1/12/04

Recent Strategic Events/Acquisition Rationale

Broaden product offering.

Similar distribution channels/customers.

One of the final bidders in the Sawaya sale process.

Summary Financial Information

($            in millions, LTM) Recent Price $ 5.70 Equity Value 45.6 Enterprise Value 91.7 LTM Sales 442.7 LTM EBITDA 28.6 EBITDA Margin 6.5% EV/Sales 0.2x EV/EBITDA 3.2x LTM P/E - Net Debt/LTM EBITDA 1.6x

Prospective Buyers – “B” List

Knape & Vogt Manufacturing Co.

Description

Knape & Vogt Manufacturing designs, manufactures, and markets functional hardware, storage-related components and ergonomic products, which serve the consumer, contract builder, hardware and OEM markets.

The Home and Commercial Products segment of the company develops, markets and distributes hardware, kitchen and storage solutions primarily to retailers, specialty distributors and kitchen OEMs.

One-Year Price History Price Volume (MM) $13 0.045 0.040 $12 0.035 0.030 0.025 $11 0.020 0.015 $10 0.010 0.005 $9 0.000 1/12/03 3/26/03 6/7/03 8/19/03 10/31/03 1/12/04

Recent Strategic Events/Acquisition Rationale

Broaden product offering.

Similar distribution channels/customers.

Size of transaction may pose a problem.

Summary Financial Information

($            in millions, LTM) Recent Price $ 12.00 Equity Value 54.2 Enterprise Value 75.6 LTM Sales 130.5 LTM EBITDA 10.7 EBITDA Margin 8.2% EV/Sales 0.6x EV/EBITDA 7.1x LTM P/E 19.9x Net Debt/LTM EBITDA 2.0x

Prospective Buyers – "B" List

Lifetime Hoan Corporation

Description

- Lifetime Hoan Corporation designs, markets and distributes a broad range of household cutlery, kitchenware, cutting boards, pantryware and bakeware products.
- The company has developed a strong consumer franchise by promoting and marketing products under both owned and licensed trade names including Hoffritz, Roshco, Baker's Advantage, Kamenstein, Hoan, Tristar and Old Homestead.
- The company's food preparation and serving tools include metal, plastic and wooden spoons, spatulas, serving forks, graters, strainers, ladles, shears, vegetable and fruit knives.

Recent Strategic Events/Acquisition Rationale

- Since 1995, Lifetime Hoan has acquired six houseware companies and seeks to grow through additional acquisition.
- Lifetime Hoan sources the majority of its products from China. Strategic sourcing could be further leveraged on Home Products' current products and result in increased margins.
- Further expand Lifetime Hoan's presence among the mass merchant retailers.

One-Year Price History


Price
Volume (MM)
$18
$16
$14
$12
$10
$8
$6
$4
0.50
0.40
0.30
0.20
0.10
0.00
1/12/03
3/26/03
6/7/03
8/19/03
10/31/03
1/12/04

Summary Financial Information

($ in millions, LTM)	
Recent Price	$15.60
Equity Value	174.7
Enterprise Value	200.9
LTM Sales	145.8
LTM EBITDA	14.0
EBITDA Margin	9.6%
EV/Sales	1.4x
EV/EBITDA	14.4x
LTM P/E	31.0x
Net Debt/LTM EBITDA	1.9x

HOMZ THE SIMPLE CHOICE
49
Mesirow Financial INVESTMENT BANKING

Prospective Buyers – "B" List

Masco Corporation

Description

- Masco Corporation engages in the manufacturing, distribution and installation of home improvement and building products.
- Masco operates in five segments: plumbing products, cabinets and related products, decorative architectural products, installation and other services as well as other specialty products.
- The company's segments cater to almost all aspects of home building and home furnishings.

Recent Strategic Events/Acquisition Rationale

- Masco has shown that it will consistently look to grow its business through solid strategic acquisitions.
- In February 2002, Masco integrated its Premiere and KraftMaid kitchen and bath cabinetry into all Home Depot stores.
- The acquisition would give Masco a stronger foothold as a distributor to the major mass merchants, including an opportunity to increase exposure of Home Products' product offering to Home Depot.
- Received offering memorandum, but did not place a bid during the Sawaya sale process.

One-Year Price History



Price
Volume (MM)
$30
$28
$26
$24
$22
$20
$18
$16
5.0
4.0
3.0
2.0
1.0
0.0
1/12/03
3/26/03
6/7/03
8/19/03
10/31/03
1/12/04

Summary Financial Information

($ in millions, LTM)	
Recent Price	$26.44
Equity Value	12,247.0
Enterprise Value	15,675.6
LTM Sales	10,765.0
LTM EBITDA	1,657.6
EBITDA Margin	15.4%
EV/Sales	1.5x
EV/EBITDA	9.5x
LTM P/E	16.3x
Net Debt/LTM EBITDA	2.1x

HOMZ THE SIMPLE CHOICE

50

Mesirow Financial INVESTMENT BANKING